Exhibit 10.1

WORKSTREAM INC.

2002 AMENDED AND RESTATED STOCK OPTION PLAN,
as amended April 29, 2011

1.	Purpose of the Plan

The purpose of the Workstream Inc. 2002 Amended and Restated Stock Plan is to develop the interest of and provide an incentive to eligible employees, consultants and directors of Workstream Inc. (the “Corporation”) in the Corporation’s growth and development by granting to eligible employees, consultants and directors from time to time options to purchase or conditional grants of Common Shares of the Corporation, thereby advancing the interests of the Corporation and its shareholders.

2.	Definitions

In this Plan:

a)	"Account" means the unfunded and unsecured journal entry account established on the books and records of the Corporation to record an Account Balance under the Plan;

b)
"Account Balance" means the Restricted Stock Units credited to a Participant's Account, as adjusted in accordance with Section 22 to reflect the addition of dividend equivalents and any changes in capitalization and as adjusted in accordance with Section 33;

c)
“Affiliate” means, other than the Corporation, (i) any corporation or limited liability company in an unbroken chain of corporations or limited liability companies ending with the Corporation if each corporation or limited liability company owns stock or membership interests (as applicable) possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations or limited liability companies in such chain; (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is more than fifty percent (50%) controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Corporation or one of its Affiliates; or (iii) any other entity, approved by the Board as an Affiliate under the Plan, in which the Corporation or any of its Affiliates has a material equity interest;

d)
“Audit Committee” means the Audit Committee of the Corporation’s Board of Directors, as constituted from time to time, and which shall at all times be composed of not less than 2 members who shall be (i) “Non-Employee Directors” within the meaning of Rule 16(b)-3(b)(3) (or any successor rule) promulgated under the United States Securities Act of 1934, as amended and (ii) “Outside Directors” within the meaning of Treasury Regulation section 1.162-27(e)(3) under Section 162(m) of the Code, or such other committee (“Committee”) or persons designated by the Board of Directors for the purpose of administering the Plan;

e)	“Board of Directors” means the Board of Directors of the Corporation as constituted from time to time;

f)	“Code” means the United States Internal Revenue Code of 1986, as amended;

g)	“Common Shares” means the common shares of the Corporation issued and outstanding from time to time;

h)	“Conditional Share Grant” means a Restricted Share Grant or a Restricted Share Unit Grant;

i)
“Consultant” means a person, other than an employee, executive officer or director of the Corporation, who performs or has performed services for the Corporation or an Affiliate under a written contract and who spends, has spent or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate, and "Consultants" means more than one Consultant;

j)	“Corporations Act” means the Canada Business Corporations Act, as amended, and the regulations promulgated thereunder;

k)
“Date of Grant” means, for any Option or Conditional Share Grant under the Plan, the date specified by the Audit Committee, or its designate, at the time it grants the Option or Conditional Share Grant; provided that (a) such date shall not be prior to the date the Audit Committee effects the amended and restated Plan with approval of a majority of the Corporation’s shareholders, and (b) the Option or Conditional Share Grant is granted within five (5) years from the date the Plan is approved by the shareholders;

l)	“Disability” means permanent and total disability as determined under procedures established by the Audit Committee for the purposes of the Plan;

m)	“Exercise Date” means the date the Corporation receives from a Participant a completed Notice of Option exercise form pursuant to Section 13 with full payment for the Option Shares being purchased;

n)	“Exercise Period” means, with respect to any Option Shares, the period during which a Participant may purchase such Option Shares;

o)	"Exercise Price" with respect to an Option shall mean the price per Common Share as determined herein from time to time;

p)
“Incentive Stock Option” means an Option granted under this Plan to a United States resident, designated as such by the Audit Committee, and constitutes an “Incentive Stock Option” within the meaning of section 422 of the Code;

q)
“Non-Qualified Stock Option” means an option granted under this Plan to a United States resident, designated as such by the Audit Committee and does not constitute an Incentive Stock Option within the meaning of section 422 of the Code;

r)	“Option” means a non-transferable option to purchase Common Shares granted pursuant to the Plan;

s)	“Optionee” means a Participant who has been granted one or more Options;

t)	“Option Shares” means Common Shares which are subject to purchase upon the exercise of outstanding Options;

u)	“Participant” means a current or former full-time employee, Consultant or director of the Corporation or an Affiliate;

v)	“Payment" means the distribution of Common Stock to a Participant in accordance with Sections 24, and it shall also include any Payment made pursuant to Section 29 and Section 38;

w)	“Plan” means the Workstream Inc. 2007 Amended and Restated Stock Plan as set out herein and approved by majority of shareholders of the Corporation;

x)
“Plan Shares” means the 150,000,000 Common Shares reserved from time to time for issuance pursuant to the exercise of Options or Conditional Share Grants, subject to adjustment for changes in the capitalization of the Corporation as provided in Section 33.  The Plan Shares may be granted as Incentive Stock Options, Non-Qualified Options, Restricted Share Grants, Restricted Share Unit Grants or have no designation. Common Shares issued under the Plan may be authorized but unissued Common Shares, issued Common Shares held in or acquired for the Corporation’s treasury of Common Shares or Common Shares reacquired by the Corporation upon purchase in the open market;

y)
“Restricted Share Grant” means a grant by the Corporation of a Common Share that is issued subject to certain restrictions on its sale by the Participant as determined by the Audit Committee shall be subject to such restrictions as the Audit Committee may impose (including, without limitation, any limitation on the right to vote the Common Share or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Audit Committee may deem appropriate;

z)
“Restricted Share Unit Grant” or "RSU" means a grant of a unit representing the Corporation 's obligation to deliver or issue to a Participant one Common Share for each such unit in accordance with the terms of the Plan;

aa)
“Retirement” means retirement from active employment with the Corporation at or after age 65, or with the consent for purposes of the Plan of such officer of the Corporation as may be designated by the Audit Committee, at or after such earlier age and upon the completion of such years of service as the Committee may specify;

bb)	“Third Party Offer” means the happening of any of the following:

a)
When a third party, acting at arm's length, as defined in the Income Tax Act (Canada), as amended, makes an offer to acquire the "beneficial ownership", as defined in the Corporations Act, directly or indirectly, of securities of the Corporation representing 50.1 percent or more of the combined voting power of the Corporation's then outstanding securities; or

b)
When a third party, acting at arm's length, as defined in the Income Tax Act (Canada), as amended, makes an offer to acquire the Corporation through the purchase of all of its assets, by amalgamation or otherwise, and

cc)
"Vested" means, with respect to a Restricted Share Grant or a RSU credited to a Participant's Account, that such Restricted Share or RSU is no longer subject to forfeiture in accordance with any notice given by the Corporation to the Participant at the time of the Grant, or any agreement between the Corporation and the Participant.

3.	Operation of the Plan

The Plan has been designed for both Canadian and United States employees.

For United States Participants, any Option grant shall be designated, at the Date of Grant, as an Incentive Stock Option or a Non-Qualified Stock Option. For Canadian Participants, no such Option designation shall be made.

Any Conditional Share Grant shall be designated at the Date of Grant as a Restricted Share Grant or a Restricted Share Unit Grant.

4.	Currency

All dollar amounts referred to in this Plan are in Canadian or United States funds as specified.

5.	Extended Meanings

In this Plan, words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

6.	Headings

Article headings are not to be considered part of the Plan and are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

7.	Eligibility

All Participants shall be eligible to participate in the Plan.

Eligibility to participate shall not confer upon any Participant any right to be granted Options or Conditional Share Grants pursuant to the Plan.

The extent to which any Participant shall be entitled to Options and/or Conditional Share Grants pursuant to the Plan shall be determined in the sole and absolute discretion of the Audit Committee.

OPTION GRANTS

8.	Number of Option Shares Available for Grants

No Option may be granted by the Audit Committee which would have the effect of causing the total number of all Option Shares subject to purchase under outstanding Options to exceed the number of Plan Shares reserved for Option grants.

Upon the expiration, surrender, cancellation or termination, in whole or in part, of an unexercised Option, the Option Shares subject to such Option shall be available for other Options to be granted from time to time.

9.	Granting of Options

The Audit Committee may from time to time grant Options to Participants to purchase a specified number of Option Shares at a specified exercise price per share.  The number of Option Shares to be granted, the exercise period, the exercise price, the Date of Grant, and such other terms and conditions of the Option shall be as determined by the Audit Committee.

Options granted to a 10% shareholder which are designated as Incentive Stock Options shall have an exercise price equal to at least 110% of the fair market value of the Common Shares on the date the Options are granted.

10.	Option Exercise Price

The Exercise Price per Common Share purchasable under an Option shall be determined by the Audit Committee but in any event shall not be lower than the fair market value of a Common Share on the Date of Grant.  Fair market value shall be determined in good faith using common practices for such determination without regard to any restriction on the Common Shares.

11.	Option Exercise Period

Unless otherwise specified by the Audit Committee at the time of granting an Option, and except as otherwise provided in the Plan, each Option shall be exercisable in the following installments:

Percentage of Total Number of Option
Shares Which May be Purchased	Exercise Period

33 1/3%	After the first anniversary of the Date of Grant and up to immediately before the fifth anniversary of the Date of Grant

33 1/3%	After the second anniversary of the Date of Grant and up to immediately before the fifth anniversary of the Date of Grant

33 1/3%	After the third anniversary of the Date of Grant and up to immediately before the fifth anniversary of the Date of Grant

Once an Option installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Audit Committee.  Each Option or Option installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable.  The Audit Committee shall have the right to accelerate the date which any installment of any Option is exercisable.

12.	Term of Options

Subject to accelerated termination as provided for in the Plan, each Option shall, unless otherwise specified by the Audit Committee, expire on the fifth anniversary of the Date of Grant.

13.	Exercise of Options

An Optionee may at any time within the Exercise Period elect to purchase all or a portion of the Option Shares which such Optionee is then entitled to purchase by delivering to the Corporation a completed Notice of Option Exercise, specifying the Date of Grant of the Option being exercised, the Exercise Price of the Option and the number of Option Shares the Optionee desires to purchase.  The Notice of Option Exercise shall be accompanied by payment in full of the purchase price for such Option Shares.  Payment can be made by cash, certified cheque, bank draft, money order or the equivalent payable to the order of the Corporation or by such other means as may be specified by the Audit Committee.

14.	Limitation on Disposition of Incentive Stock Option Shares

It is understood and intended that Options granted under this plan may qualify as an “incentive stock option” as defined in Section 422 of the Code.  Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option under section 421 of the Code, no sale or disposition may be made of any Common Shares acquired upon exercise of the Option within the one year period beginning on the day after the day of the transfer of such Common Shares to him, nor within the two year period beginning on the day after the date an Optionee is granted Options pursuant to this agreement. If the Optionee intends to dispose or does dispose (whether by sale, exchange, gift, transfer or otherwise) of any such Common Shares within said periods, he will notify the Corporation in writing within ten days after such disposition.

15.	Common Share Certificates

Upon exercise of an Option and payment in full of the purchase price and any applicable tax withholdings, the Corporation shall cause to be issued and delivered to the Optionee within a reasonable period of time a certificate or certificates in the name of or as directed by the Optionee representing the number of Common Shares the Optionee has purchased.

16.	Option Exercise Period on Termination of Employment

Unless otherwise determined by the Audit Committee, if an Optionee’s employment terminate for any reason other than death, Disability or Retirement, any Option held by such Optionee shall thereupon terminate, except that each such Option, to the extent then exercisable, may be exercised for the lesser of 60 days or the balance of such Option’s term.

Options shall not be affected by any change of an Optionee’s employment within or among the Corporation or Affiliate, or unless otherwise determined by the Audit Committee, so long as the Participant continues to be an employee of the Corporation or an Affiliate.

17.	Option Exercise Period on Termination by Reason of Death, Disability or Retirement

If an Optionee’s employment terminates by reason of death, Disability or Retirement, any Option held by such Optionee may thereafter be exercised, to the extent then exercisable or to such other extent as the Audit Committee may determine, for a period of 180 days (or such other period as the Audit Committee may specify) from the date of such death, Disability or Retirement or until the expiration of the stated term of such Option, whichever period is the shorter.

CONDITIONAL SHARE GRANTS

18.	Eligibility for Conditional Share Grants

The Audit Committee may from time to time make Conditional Share Grants to Participants.  The number of Conditional Share Grants to be granted, the Date of Grant, and such other terms and conditions of the Conditional Share Grants shall be as determined by the Audit Committee.

No Conditional Share Grants may be granted by the Audit Committee which would have the effect of causing the total number of all Conditional Share Grants to exceed the number of Plan Shares reserved for Conditional Share Grants.

Upon the expiration, surrender, cancellation or termination, in whole or in part, of a Conditional Share Grant, the number of Shares subject to such grant shall be available for other Conditional Share Grants to be made from time to time.

19.	Vesting of Conditional Share Grants

The Audit Committee may provide, in a notice given to the Participant as of the Date of Grant, or in an agreement between the Corporation and the Participant, a vesting schedule for the Conditional Share Grants being credited to the Participant, such that some or all of the Conditional Share Grants credited to the Participant shall be forfeited if the Participant does not continue in employment with the Corporation until such Conditional Share Grants are Vested as specified in such notice or agreement.

20.	Restricted Share Grants

Restricted Share Grants shall be subject to such restrictions as the Audit Committee may impose (including, without limitation, any limitation on the right to vote the Common Shares issued in the Participant’s name or the right to receive any dividend or other right or property with respect to the said Common Shares), which restrictions may laps separately or in combination at such time or times, in such installments or otherwise, as the Audit Committee may deem appropriate.

Common Share certificates that are issued in connection with Restricted Share Grants shall bear an appropriate legend referring to the restrictions to which they are subject, and any attempt to dispose of any such Common Shares in contravention of such restrictions shall be null and void and without effect. The aforesaid certificates shall be held by the Corporation until the restrictions are satisfied.

21.	Forfeiture of Restricted Share Grants

Except as otherwise determined by the Audit Committee, upon termination of employment (as determined under criteria established by the Audit Committee), for any reason during the applicable restriction period, all Restricted Share Grants still subject to restriction shall be forfeited and reacquired by the Corporation; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Corporation, waive in whole or in part any or all of the remaining restrictions with respect to the Restricted Share Grants, evidenced in such manner as the Committee shall deem appropriate, which waiver shall be delivered to the Participant promptly after such Restricted Share Grants become unrestricted.

22.	Restricted Share Unit Grants

Each Participant receiving Restricted Share Unit Grants shall have an Account established in his or her name by the Corporation. In connection with such grant, there shall be credited to the Participant's Account as of the Grant Date, the number of RSUs authorized by the Audit Committee.

Whenever a cash dividend is paid on Common Shares, a Participant's Account will be adjusted by adding to the Account Balance the number of RSUs determined by multiplying the per share amount of the cash dividend by the number of RSUs credited to the Account Balance on the record date for the cash dividend, dividing the result by the current fair market value of a Common Share on the date the cash dividend is paid, and rounding the result to the nearest 1/100th of a RSU as the case may be (with .005 being rounded upwards); provided that, if a Participant's Account Balance is reduced to zero in accordance with the Plan between the record date and the payment date for such cash dividend, then, in lieu of such adjustment to the Participant's Account, the dividend equivalent amount with respect to such record date will be determined by multiplying the per share amount of the cash dividend by the portion of the Participant's Account Balance that is payable on the record date for the cash dividend and rounding the result to the nearest whole cent, which amount shall be paid to the Participant in cash. Any adjustment with respect to a Participant's Account pursuant to this Section 22 which is made with respect to any RSUs which are not then Vested shall become Vested at the same time as such RSUs.

23.	Forfeiture of RSUs on Termination of Employment

Notwithstanding any provision herein to the contrary, in the event that a Participant's employment is terminated before any (or all) of his or her RSUs have become Vested, as provided in the notice or agreement described in Section 19, then all such RSUs in the Participant's Account which are not then Vested (including any Units attributable to such Units pursuant to Section 22, as determined by the Corporation) shall be forfeited, and no amount or Common Shares shall be payable with respect to such RSUs under any provision of this Plan.

24.	Payment of Common Shares on Account of Restricted Stock Units

The Account Balance with respect to a particular RSU Grant will become payable in Common Shares on the date that the RSUs become Vested in accordance with Section 19, and one Common Share will be delivered in full satisfaction of each RSU to be paid, after rounding any fractional RSU upwards to the nearest whole share.

The Audit Committee at its sole discretion may substitute an equivalent amount of cash, determined on the basis of the then fair market value of the Common Shares, if payment of the Account Balance in Common Shares is not reasonably practicable due to the requirements of applicable law.

Notwithstanding the foregoing, if the payment date occurs on a date that is not during a “window period”, then, unless the Corporation determines otherwise, the payment date shall automatically be deferred to the first trading day of the first “window period” beginning after such date.  A “window period” means a period designated by the Corporation during which a Participant is permitted to purchase or sell Common Shares of the Corporation.

If the Audit Committee finds that any person who is at the time entitled to any Payment hereunder is a minor or is unable to care for his or her affairs because of disability or incompetence, payment of the Account Balance may be made to anyone found by the Audit Committee to be the authorized representative of such person, or to be otherwise entitled to such Payment, in the manner and under the conditions that the Audit Committee determines. Such Payment will be a complete discharge of the liabilities of the Corporation hereunder with respect to the amounts so paid.

25.	Debiting of Restricted Share Unit Account

If and when Common Shares are distributed to a Participant in accordance with Section 24, the Participant's Account shall be debited with the number of RSUs equivalent to the number of Common Shares that have been distributed.

26.	Creditor Status of Restricted Share Unit Accounts

Nothing contained herein and no action taken pursuant hereto will be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant, the Participant's beneficiary or estate, or any other person. Title to and beneficial ownership of any Common Shares or funds represented by the Account Balance will at all times remain with the Corporation; such Common Shares or funds will continue for all purposes to be a part of the general assets of the Corporation and may be used for any corporate purpose. No person will, by virtue of the provisions of this Plan, have any interest whatsoever in any specific assets of the Corporation.

TO THE EXTENT THAT ANY PERSON ACQUIRES A RIGHT TO RECEIVE PAYMENTS FROM THE CORPORATION UNDER THIS PLAN, SUCH RIGHT WILL BE NO GREATER THAN THE RIGHT OF ANY UNSECURED GENERAL CREDITOR OF THE CORPORATION.

GENERAL PROVISIONS

27.	Withholding of Tax

If the Corporation determines that under the requirements of applicable taxation laws it is obliged to withhold for remittance to a taxing authority any amount upon exercise of an Option, the Corporation may, prior to and as a condition of issuing the Option Shares, require the Optionee exercising the Option to pay to the Corporation, in addition to and in the same manner as the purchase price for the Option Shares, such amount as the Corporation is obliged to remit to such taxing authority in respect of the exercise of the Option.  Any such additional payment shall, in any event, be due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Optionee for tax purposes.

The Corporation shall be authorized to withhold from any Restricted Stock Grant or RSU Payment the amount it determines necessary to satisfy any Canadian, United States and/or foreign federal, provincial, state, local or other withholding tax requirements relating to such Restricted Stock Grant or RSU Payment, or to require as a condition of delivery that the Participant remit or, in appropriate cases, agree to remit when due the amount necessary to satisfy all federal, state, local, foreign, or other withholding tax requirements relating thereto. At the option of the Corporation, such amount may be remitted by check payable to the Corporation, in Common Shares (which may include Common Shares received pursuant to this Plan), by the Corporation's withholding of Common Shares, or any combination thereof.

28.	Beneficiary Designations

A Participant may file with the Corporation, on such form as may be prescribed by the Audit Committee, a designation of one or more beneficiaries (each, a Beneficiary) to whom Common Shares otherwise due to the Participant shall be distributed in the event of his death while serving in the employ or other relationship with the Corporation.

The Participant shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Corporation.  If any designated Beneficiary survives the Participant but dies before receiving all of Participant's benefits hereunder, any remaining benefits due the Participant shall be distributed to the deceased Participant's estate.

If there is no effective Beneficiary designation on file with the Corporation at the time of the Participant's death, or if the designated Beneficiary or Beneficiaries have all predeceased the Participant, the payment of any remaining benefits hereunder shall be made to the Participant's estate.

29.	Transfer

Options or Conditional Share Grants granted under the Plan are not assignable or transferable by the Participant or subject to any other alienation, sale, pledge or encumbrance by such Participant except by will or by the laws of descent and distribution.  The obligations of each Participant shall be binding on his/her heirs, executors and administrators.

During the Participant’s lifetime Options shall be exercisable only by the Participant.

Notwithstanding the foregoing, at the time any RSUs become payable, the Corporation will pay to, or to the Participant for the benefit of, the Participant’s spouse or former spouse the portion of the Participant’s Account Balance specified in a valid court order entered into in a domestic relations proceeding involving the Participant’s divorce or legal separation. Any such Payment will be made net of any amounts the Corporation may be required to withhold under applicable federal, state, provincial or local laws.

30.	No Right to Employment

The granting of an Option or a Conditional Share Grant to a Participant under the Plan does not confer upon the Participant any right to expectation of employment by, or to continue in the employment of, the Corporation, or to be retained as a Consultant by the Corporation.

31.	Rights as Shareholders

An Optionee shall not have any rights as a shareholder with respect to Option Shares until full payment has been made to the Corporation and a share certificate or share certificates have been duly issued.

A Participant’s rights as a shareholder with respect to any Common Shares issued in connection with Restricted Stock Grants shall be subject to such restrictions as are imposed by the Audit Committee pursuant to Section 20.

A Participant shall not have any rights as a shareholder with respect to any Vested RSUs in his Account until a share certificate or share certificates have been duly issued with respect to the Vested RSUs.

32.	Administration of the Plan

The Plan shall be administered by the Audit Committee which shall have the authority to:

a)
determine the individuals and entities (from among the class of individuals and entities eligible to receive Options or Conditional Share Grants) to whom Options or Conditional Share Grants may be granted;

b)
make such adjustments, not inconsistent with the terms of the Plan, to the terms of currently outstanding Options and Conditional Share Grants as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between (i) outstanding employee awards or the right or obligation to make future awards in connection with the acquisition of another business or another corporation or business entity and (ii) the Option Shares and Conditional Share Grants as so adjusted;

c)	determine the number of Common Shares to be subject to each Option or Conditional Share Grants;

d)	determine the terms and conditions of any grant of Option or Conditional Share Grants, including but not limited to:

▪	the time or times at which Options or Conditional Share Grants may be granted;

▪	the exercise price at which Option Shares subject to each Option may be purchased;

▪	the time or times when each Option shall be come exercisable and the duration of the Exercise Period but, in any case shall not exceed five years from the Date of Grant;

▪	whether restrictions or limitations are to be imposed on Option Shares or Conditional Share Grants, and the nature of such restrictions or limitations, if any; and

▪	any acceleration of exercisability or waiver of termination regarding any Option or Conditional Share Grant, based on such factors as the Audit Committee may determine; and

▪	interpret the Plan and prescribe and rescind rules and regulations relating to the Plan.

The interpretation and construction by the Audit Committee of any provisions of the Plan or of any Option or Conditional Share Grant shall be final and binding on all persons.  Nothing in the Plan shall be interpreted, amended or altered in such a manner as to disqualify the Plan under section 422 of the Code.  No members of the Audit Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option or Conditional Share Grant granted under it. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation or any Affiliate as the Audit Committee shall determine.

33.	Recapitalization and Reorganization

The number of Option Shares subject to each outstanding Option, the purchase price for such Option Shares and the number of Conditional Share Grants shall be appropriately adjusted for any subdivision, redivision, consolidation or any similar change affecting the Common Shares.

34.	Conditions

The Plan and each Option and Conditional Share Grant shall be subject to the requirement that, if at any time the Audit Committee determines that the listing, registration or qualification of the Common Shares subject to such Option or Conditional Share Grant upon any securities exchange or under any provincial, state or federal law, or the consent or approval of any governmental body, securities exchange, or the holders of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or Conditional Share Grant or the issue or purchase of Common Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been affected or obtained free of any conditions not acceptable to the Audit Committee.

35.	Notices

All written notices to be given by the Participant to the Corporation shall be delivered personally or by registered mail, postage prepaid, addressed as follows:

Workstream Inc.
485 N. Keller Road
Suite 500
Maitland, FL  32751
Attention: CEO

Any notice given by the Participant pursuant to the terms of an Option or Conditional Share Grant shall not be effective until actually received by the Corporation at the above address.

36.	Corporate Action

Nothing contained in the Plan or in an Option or Conditional Share Grant shall be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Option or Conditional Share Grant.

37.	Amendments

The Audit Committee, with approval of a majority of shareholders, shall have the right, in its sole discretion, to alter, amend, modify or terminate the Plan or any Option or Conditional Share Grant granted under the Plan at any time without notice.  The Plan shall not, however, be altered, amended or modified more often than once every six months other than to comport with changes to applicable tax and employee benefit laws and the respective rules and regulations thereunder.  No such amendment, however, may, without the consent of the Participant, alter or impair any rights or increase any obligations with respect to an Option or Conditional Share Grant previously granted under the Plan.

38.	Third Party Offer

In the event of a Third Party Offer, which is accepted by a majority of the shareholders of the Corporation, unless otherwise determined by the Board of Directors prior to the occurrence of such Third Party Offer, any

a)
Options, outstanding as of the date of the Third Party Offer and then not exercisable shall become fully exercisable at the Exercise Price, provided that Optionees are not required to exercise their Options if the Third Party Offer per Common Share is less than the Exercise Price; and

b)	Restricted Share Grants and/or RSUs, outstanding as of the date of the Third Party Offer and then not fully Vested shall become fully Vested.

39.	Termination of Plan

Except as otherwise provided herein, Options and Conditional Share Grants may be granted only within the five year period from the date the Plan or any amendment has been approved by a majority of common shareholders. The termination of the Plan shall have no effect on outstanding Options or Conditional Share Grants, which shall continue in effects in accordance with their terms and conditions and the terms and conditions of the Plan, provided that no Option or Conditional Share Grant may be exercised after the fifth anniversary of its Date of Grant.

40.	Further Assurances

Each Participant shall, when requested to do so by the Corporation, sign and deliver all such documents relating to the granting or exercise of Options or Conditional Share Grants deemed necessary or desirable by the Corporation.

41.	Governing Law

The Plan is established under the laws of the Province of Ontario, and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of Ontario.

DATED this 29th day of April, 2011.

WORKSTREAM INC.

/s/ John Long
John Long, Chief Executive Officer